Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS SECOND QUARTER SALES RESULTS

-- Comparable Sales Increase 10% --

SUFFERN, NY – FEBRUARY 4, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reported its second quarter sales results.

Net sales for the thirteen-week fiscal quarter ended January 23, 2010 increased 73.1% to $594.1 million, compared to $343.2 million reported for the thirteen weeks ended January 24, 2009. The increase is primarily due to the inclusion of Justice sales since the merger on November 25, 2009 and increased comparable store sales at dressbarn and maurices. Consolidated comparable store sales increased 10% and 8% for the fiscal quarter and six months ended January 23, 2010, respectively.

Comparable store sales by division for the quarterly and six month periods ended January 23, 2010 were as follows:

Comparable Store Sales
	Second Quarter	Six Months
dressbarn	+6%	+5%
maurices	+5%	+4%
Justice*	+19%	+19%
Consolidated	+10%	+8%

* Justice comparable store sales are included since the merger on November 25, 2009.

David R. Jaffe, President and Chief Executive Officer commented, “We were very pleased with the stronger than expected sales performance at each of our divisions during the quarter. Our commitment of offering fashion apparel at value prices continues to resonate with our customers. We are also pleased with our recent successful redemption of all outstanding 2.50% Convertible Senior Notes. This has further strengthened our balance sheet by eliminating $112.5 million of debt and reduced our interest expense.  We continue to be committed to a comprehensive strategy of improving our business and flowing value to our shareholders.”

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career women’s fashion apparel at value prices through its dressbarn and maurices brands and tween girls’ fashion apparel through its Justice brand.  As of January 23, 2010, the Company operated 837 dressbarn stores in 47 states, 739 maurices stores in 44 states and 906 Justice stores in 45 states and Puerto Rico. For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc.
 Investor Relations
 (845) 369-4600